CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Trustees of the BT Investment Portfolios:

We consent to the inclusion in this Post-effective Amendment to the Registration Statement of the Latin American Equity Portfolio (one of the Portfolios comprising BT Investment Portfolios) on Form N-1A of our report dated November 10, 1995 on our audits of the financial statements and financial highlights of the Portfolio, which report is included in the Annual Report to Shareholders for the year ended September 30, 1995 which is included in the Registration Statement.




                                                /S/ COOPERS & LYBRAND L.L.P.
                                                COOPERS & LYBRAND L.L.P.
Kansas City, Missouri
January 25, 1996